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                     June 12, 2023

       David Lee
       Chief Financial Officer
       Motorcar Parts of America, Inc.
       2929 California Street
       Torrance, CA 90503

                                                        Re: Motorcar Parts of
America, Inc.
                                                            Form 10-K for the
Fiscal Year Ended March 31, 2022
                                                            Filed June 14, 2022
                                                            File No. 001-33861

       Dear David Lee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing